Exhibit 10.1

FelCor Lodging Trust Incorporated

Incentive Compensation Program for Executive Officers

The Compensation Committee (the “Committee”) of the Board of Directors of FelCor Lodging Trust Incorporated (“FelCor” or the “Company”) believes that a substantial portion of compensation should be tied directly to achievement of targeted performance. In particular, annual cash bonuses are determined based upon prior-year performance, and shares issuable in respect of long-term equity incentive awards are determined, in large measure, based upon future performance.
Annual Cash Incentive Program. As previously disclosed, annual cash bonuses are determined by reference to base salary and performance over the prior year. Each employee has a targeted bonus, based upon a percentage of his or her base salary (the percentage varies depending on position). That percentage is adjusted for performance between threshold and superior levels as shown in the following table, which outlines the relevant percentages for FelCor’s executive officers:

	< Threshold	Threshold	Target	Superior	> Superior
CEO	0.0%	50.0%	125.0%	200.0%	200.0%
EVP	0.0%	37.5%	75.0%	112.5%	112.5%
At or near the beginning of each calendar year, the Committee establishes targeted performance criteria in the following categories, with the targeted weight given to those categories as noted below:
Corporate Performance. Each year, the Committee targets corporate performance, including financial performance (which accounts for at least two-thirds of overall corporate performance),1 based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. The Committee also reviews and approves other corporate objectives for each year (e.g., progress on asset dispositions, balance sheet initiatives, etc.). These objectives often relate to long-term strategic objectives and other important operating or management goals. The Committee scales a range of performance from threshold to superior; typically, targeted performance is at the linear mid-point between the two, but not necessarily. After the completion of each year, the Committee quantitatively and qualitatively assesses management’s progress toward achieving these objectives and, based on that assessment, determines a composite level of performance from threshold to superior. Weight: 75%.
Individual Performance. Each FelCor employee, including the Chief Executive Officer, has individual performance objectives that are established at or near the beginning of each year. The Chief Executive Officer reviews and approves the performance objectives of FelCor’s other executive officers, and the Committee reviews

______________________________________
1The Committee has been using adjusted EBITDA, a commonly used measure of performance in many industries, to measure financial performance when determining annual incentive compensation and anticipates continuing to use adjusted EBITDA for that purpose. We define EBITDA as net income or loss attributable to FelCor (computed in accordance with generally accepted accounting principles (“GAAP”)) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis. We also adjust EBITDA because excluding certain items provides useful supplemental information regarding our ongoing operating performance that, combined with adjusted FFO per share and GAAP net income, is beneficial to understanding of our operating performance. In addition, the committee may adjust establish targets and ranges on an interim basis based on changes in underlying assumptions or circumstances.

In the future, the Committee may determine to use other performance criteria, including, but not limited to: net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added; sales or revenue; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital; return on assets (gross or net); return on stockholders’ equity; return on sales; gross or net profit margin; productivity; expense; margins; working capital; earnings per share; price per share of common stock; earnings as a percentage of average capital; earnings as a multiple of interest expense; business unit economic earnings; total capital invested in assets; funds from operations; and total stockholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units.

our Chief Executive Officer’s performance objectives, which typically closely track our corporate objectives (financial and non-financial). After completion of each year, as with non-financial corporate performance, individual performance is reviewed and assessed by an employee’s direct supervisor or, in the case of the Chief Executive Officer, by the Board or (typically) the Committee, resulting in a composite level of performance from threshold to superior. Weight: 25%
Overall Minimum Financial Performance. The Committee and the Board of Directors believe that there should be a minimum level of financial performance below which, regardless of other corporate or individual performance, no programmatic (as opposed to discretionary) bonus compensation should be paid.
The Committee and the Board of Directors reserve the absolute right and discretion to review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances or to withhold all or a portion of an employee’s programmatic cash bonus in light of the Committee’s independent assessment of performance. Similarly, the Committee and the Board of Directors have the independent discretion, as part of the Company’s overall compensation program, to award cash bonuses and other compensation outside of the annual incentive programs based on relevant considerations at the time.
Long-Term Equity Incentive Program. As previously disclosed, FelCor awards restricted stock units to its executive officers annually, and the number of shares issuable with respect to any such award is determined with reference to his or her base salary when the award is made (the actual target percentage varies depending on position), divided by the closing price of those shares on the award date, and future performance. The target award (shown as a percentage of award-date base salary) for (i) the Chief Executive Officer is 275% and (ii) each other executive officer is 175%, weighted evenly at target among (x) performance units that vest after three years based on the Company’s total stockholder return (stock price appreciation, plus distributions made, over a defined time period) (“TSR”) relative to an index comprised of its performance peers2over that same period, (y) performance units that vest after three years based on the Company’s adjusted funds from operations (“Adjusted FFO”)3 per share over those three years, and (z) service units that vest annually in equal annual increments over three years.4 For performance-vesting restricted stock units, the number of shares that are issuable upon vesting is determined based upon the following:
Total Stockholder Return. The Committee currently evaluates the Company’s TSR relative to TSR for the performance peers to determine market-based performance (in the future the Committee may, based on circumstances at the time, elect to use absolute TSR or another market-based performance metric). Performance units vesting based on TSR will vest, and the underlying shares will be issued (together with accrued dividends), shortly after the end of the three-year performance period, when the Committee certifies that performance in accordance with Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”). The actual number of shares issuable as an award vests will be determined based on TSR over that three-year performance period, relative to the performance peers, based on the following performance schedule (to the extent threshold performance is not achieved for the performance period, the award will be forfeited):

____________________________
2As previously disclosed, the Committee had selected the following companies to comprise the peer group: Ashford Hospitality Trust, DiamondRock Hospitality Company, Hersha Hospitality Trust, Hospitality Properties Trust, LaSalle Hotel Properties, RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Strategic Hotels & Resorts, Inc., Summit Hotel Properties, Inc. and Sunstone Hotel Investors, Inc. As previously disclosed, the Committee may eliminate or change the companies in the peer group in the future to account for changes in the characteristics and circumstances of FelCor and any of the peer companies, as well as other factors deemed relevant at the time. In December 2015, Strategic Hotels & Resorts, Inc. was acquired and no longer had publicly-traded stock, as a consequence, it was removed from the peer group at that time. With the assistance of Mercer, its independent compensation consultant, the Committee approved Xenia Hotels & Resorts as a substitute peer both for subsequently awarded performance units and for outstanding awards that vest based upon relative TSR.
3FFO is a measure of financial performance commonly used by real estate investment trusts. As with EBITDA, FFO not calculated and presented in accordance with GAAP. We compute FFO in accordance with standards established the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss attributable to parent (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation, amortization and impairment losses. (Other REITs may not define the term in accordance with NAREIT’s definition or may interpret the NAREIT’s definition differently.) We adjust FFO because excluding certain items provides useful supplemental information regarding our ongoing operating performance that, combined with adjusted EBITDA and GAAP net income, is beneficial to understanding of our operating performance.
4The Committee maintains the discretion to change the targeted weight, performance criteria and vesting of restricted stock units awarded in the future.

Rank (Relative to Peers)	Percentile (Among Peer Group)	Payout (Relative to Target)
1	100th	200%
2	90th	200%
3	80th	175%
4	70th	150%
5	60th	125%
6	50th	100%
7	40th	50%
8	30th	25%
9	20th	-
10	10th	-
11	-	-
TSR is measured for the three-year performance period (the award year and the immediately following two years) using the weighted-average trading price of shares of the Company’s common stock and its peers’ common stock for 20 trading days immediately preceding the first and last days of the performance period.
Adjusted FFO per Share. Each year, the Committee establishes targeted adjusted FFO for the year at 100 on an index extending from threshold (corresponding to zero on the index) to superior (corresponding to 200 on the index) performance. Shortly after the end of the three-year performance period, in accordance with Section 162(m), the Committee will certify actual indexed adjusted FFO per share for that year (“Indexed FFO”), at which time the performance units that vest based on adjusted FFO per share will vest, and the underlying shares will be issued (and accrued dividends will be paid). The actual number of shares issuable as an award vests will correspond to the product of the average Indexed FFO for the three award years, multiplied by the target amount, not to exceed 200% of the target amount.
General Terms. The following terms are also generally applicable to all awards of restricted stock units:

•
Awards vest on an accelerated basis upon an awardee’s retirement at age 60 or older or upon the executive’s death or disability (as defined in the applicable equity grant contract). The amount of shares issuable under such circumstances for all outstanding awards (x) based on TSR shall be determined by reference to relative TSR through the termination date, based upon the weighted-average trading price of shares of the Company’s common stock and its peers’ common stock for the 20 trading days immediately preceding the termination date, and (y) based on adjusted FFO per share, shall be determined using average Indexed FFO for any completed award years and, if there are no completed award years, at target.

•
Awards also vest upon a change in control in accordance with the provisions in the applicable equity grant contract and, if applicable, the executive’s change in control and severance agreement. The amount of shares issuable under such circumstances shall be the greater of (x) the target number of shares issuable under such awards and (y) the number of shares that would be issued (a) with reference to relative TSR, based upon the weighted-average trading price of shares of the Company’s common stock and its peers’ common stock for the five full trading days immediately following first disclosure of the definitive material terms of the transaction or (b) with reference to adjusted FFO per share, based upon Indexed FFO for any completed award years and, if there are no completed award years, at target.

•
If insufficient shares are available for awards under the Company’s equity compensation plans, or the Company is otherwise limited in the number of shares it can award to any individual under such plans, the award shall be made with reference to a like number of shares of stock, but be settled in cash having equivalent value of such shares at the vesting date.

•
Dividends accrue with respect to unvested awards and will be paid, in lump sum, with respect to shares that are issued when an award vests (or cash is paid in lieu of such shares in settlement of such award, under the circumstances described above) for any reason.

•
If an awardee ceases to be an employee of the Company prior to vesting of an award, other than by reason of such executive’s retirement after age 60, death or disability, or as a result of any change in control, the award shall immediately terminate and be forfeited by the executive, except as otherwise agreed in writing and approved by the Committee.